EXHIBIT 4(e)(1)
                      FIRST SUPPLEMENTAL TRUST INDENTURE

      This FIRST SUPPLEMENTAL TRUST INDENTURE, made and entered into as of the first day of May, 1993, by and between the INDUSTRIAL DEVELOPMENT BOARD OF THE PARISH OF RAPIDES, INC., a public corporation and instrumentality of the Parish of Rapides, State of Louisiana (hereinafter referred to as the "Issuer") and FIRST NATIONAL BANK OF COMMERCE, in the City of New Orleans, Louisiana, appearing herein in its capacity as Trustee pursuant to the Indenture (hereinafter defined) (the "Trustee"),

                                 WITNESSETH:

      WHEREAS, on May 29, 1991, the Issuer issued its $11,150,000 Adjustable Tender Pollution Control Revenue Refunding Bonds (Central Louisiana Electric Company, Inc. Project) Series 1991 (the "Bonds") for the purpose of providing funds to refund the Issuer's $11,150,000 Annual Tender Pollution Control Revenue Bonds (Central Louisiana Electric Company, Inc. Project) Series 1983 (the "Prior Bonds"), which Prior Bonds were issued to provide funds for the acquisition of Central Louisiana Electric Company, Inc.'s (the "Company") undivided percentage interest in certain air and water pollution control facilities at the Company's Rodemacher Power Station Unit No. 2 located near Lena, Rapides Parish,
Louisiana (the "Project"); and

      WHEREAS, the Bonds were issued pursuant to a Trust Indenture dated as of May 1, 1991 by and between the Issuer and the Trustee (the "Indenture"), and a Refunding Agreement dated as of May 1, 1991 (the "Agreement") by and between the Issuer and the Company; and

      WHEREAS, Section 12.02 of the Indenture permits the Issuer and the Trustee to enter into an indenture or indentures supplemental to the Indenture without the consent or notice to the owners of the Bonds; and

      WHEREAS, the Company has consented and agreed to the terms, conditions and other details of this First Supplemental Trust Indenture, which consent is evidenced by its execution of the "Consent" attached to this First Supplemental Trust Indenture; and

      WHEREAS, the Issuer, the Company and the Trustee wish to amend the Indenture in order to clarify the qualifications of the Remarketing Agent.

      NOW, THEREFORE, in consideration of the premises and other good and valuable consideration and of the mutual benefits, covenants and agreements herein expressed, the Issuer and the Trustee hereby agree as follows:

      SECTION 1. All terms used herein shall have the same meanings assigned to them in the Indenture.

      SECTION 2. Section 13.02(a) of the Indenture is hereby amended to read as follows:

      "(a) The Remarketing Agent and any successor to the Remarketing Agent shall be a member of the National Association of Securities Dealers,Inc., having a combined capital stock, surplus and undivided profits of at least $15,000,000 and authorized by law to perform all the duties imposed upon it by this Indenture. Any successor to the initial

      Remarketing Agent shall also be (i) rated as least Baa-3/Prime 3 and (ii) approved in writing by the Bank and by Moody's if the Bonds shall then be rated by Moody's and by S&P, if the Bonds shall then be rated by S&P. The Remarketing Agent may at any time resign and be discharged of the duties and obligations created by this Indenture by giving at least 30 Business Days' notice to the Issuer, the Trustee, the Tender Agent, the Bank and the Company. The Remarketing Agent may resign with immediate effect if it shall determine in its reasonable judgment that a material misstatement or omission in any disclosure document provided by the Company in connection with the remarketing of the Bonds makes it inadvisable to attempt to remarket the Bonds. The Company may, with the prior written consent of the Bank, remove the Remarketing Agent at any time by giving at least 10 Business Days' notice to the Issuer, the Tender Agent, the Bank and the Trustee."

      SECTION 3. Reference is made to the Indenture, the terms of which are incorporated herein by reference, and the Indenture, other than as modified hereby, is hereby ratified and confirmed in its entirety.

      IN WITNESS WHEREOF, the Issuer has caused this First Supplemental Trust Indenture to be executed in its name and its seal to be hereunto affixed and attested by their duly authorized officer, all as of the date first above written, but actually executed on this 4th day of May, 1993.

                                       THE INDUSTRIAL DEVELOPMENT
                                       BOARD OF THE PARISH OF RAPIDES, INC.

                                       By: HENRY E. BLAKE
                                           President

ATTEST:

By: TOM J. HARDIN
    Secretary-Treasurer

(SEAL)

WITNESSES:

    RODNEY V. NOLES

    WILLIAM S. BOYD
                               H. BRENNER SADLER
                                 Notary Public

      IN WITNESS WHEREOF, the Trustee has caused this First Supplemental Trust Indenture to be executed in its name and its seal to be hereunto affixed and attested by its duly authorized officer, all as of the date first above written, but actually executed on this 12th day of May, 1993.

                                       FIRST NATIONAL BANK OF COMMERCE

                                       By: DENIS L. MILLINER
                                           Vice President and Trust Officer
(SEAL)

WITNESSES:

DEBORAH S. COMPTON-BOUDREAUX

PATRICIA A. LYONS
                                WARREN P. MIGUEZ
                                 Notary Public

                                    CONSENT

      The undersigned David M. Eppler, Vice President and Treasurer, of Central Louisiana Electric Company, Inc., hereby consents to the execution of the foregoing First Supplemental Trust Indenture.

                                       CENTRAL LOUISIANA ELECTRIC
                                       COMPANY, INC.

                                       By: DAVID M. EPPLER

May 20, 1993